UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
RELIANCE BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 6, 2011
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Reliance Bancshares, Inc. The meeting will be held in the Ambassadeur Room at the Frontenac Hilton, 1335 South Lindbergh Boulevard, Saint Louis, Missouri 63131, on Tuesday, May 3, 2011 at 6:00 p.m. local time.
The Notice of Annual Meeting and proxy statement appears on the following pages and describes the formal business to be transacted at the meeting. Also included is our Annual Report on Form 10-K which has been filed with the SEC. This includes the independent certified public accountants’ audited financial statements of Reliance Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009 from Cummings, Ristau and Associates, P.C. During the meeting we will provide you with an update on the performance of your company. Directors and Executive Officers of the company, as well as a representative of Cummings, Ristau and Associates, P.C., the company’s independent auditors, will be present to answer any questions you might have.
It is very important that your shares are represented at this meeting and, therefore, whether or not you plan to attend the meeting in person, we urge you to vote by completing and mailing the enclosed proxy card. If you attend the meeting you may vote in person even if you have previously voted. Also enclosed is a response card and return envelope regarding your attendance at the annual meeting. Please complete the card and return it in the green envelope addressed to Reliance Bancshares, Inc., at 10401 Clayton Road.
We look forward to seeing you at the meeting and providing you with an update on your company.
Sincerely,
Allan D. Ivie, IV
President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2011
     The Annual Meeting of the Shareholders of Reliance Bancshares, Inc. will be held in the Ambassadeur Room at the Frontenac Hilton, 1335 South Lindbergh Boulevard, Saint Louis, Missouri 63131, on Tuesday, May 3, 2011, at 6:00 p.m. local time, for the following purposes:
(1)	To elect four (4) Class III directors for terms of three (3) years each;

(2)	To amend our Articles of Incorporation to increase the number of authorized shares of common stock;

(3)	To ratify the appointment of Cummings, Ristau & Associates, P.C. as the Corporation’s independent public accountant;

(4)	To approve a non-binding advisory proposal on compensation of certain executive officers; and

(5)	To consider any other business that may properly come before the meeting.
     Shareholders of record of Class A Common Stock of the Corporation at the close of business on March 21, 2011 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors:

Allan D. Ivie, IV
President and Chief Executive Officer
IMPORTANT — Your proxy card is enclosed. You can vote your shares by completing and returning your proxy card in the enclosed postage-paid envelope. Whether or not you expect to be present at the meeting, please review the Proxy Statement and promptly vote and return the enclosed proxy card. You can revoke your proxy by attending the Annual Meeting and voting in person.

i

Changing Regulatory Environment	20

PROPOSAL 4 REQUIRING YOUR VOTE	29

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS	30

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30

OTHER MATTERS	30

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	30

ii

PROXY STATEMENT
THIRTEENTH ANNUAL MEETING OF SHAREHOLDERS OF
RELIANCE BANCSHARES, INC.
To Be Held May 3, 2011
     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Reliance Bancshares, Inc. (the “Company” or “Reliance”) for use at the Thirteenth Annual Meeting of Shareholders to be held in the Ambassadeur Room at the Frontenac Hilton, 1335 South Lindbergh Boulevard, Saint Louis, Missouri 63131 beginning at 6:00 p.m., local time, on Tuesday, May 3, 2011, and at any adjournment or adjournments thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders and as further described herein.
GENERAL INFORMATION
Proxies in the form enclosed are being solicited by the Board of Directors of the Company. A shareholder may revoke a properly executed proxy at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Company either prior to or at the Annual Meeting or by voting in person at the Annual Meeting. If a proxy is properly executed and returned in time, the shares of Class A Common Stock represented thereby will be voted in accordance with the instructions specified thereon. This Proxy Statement and the related form of proxy are first being sent to shareholders of the Company on or about April 6, 2011. The Company’s year-end audited financial statements prepared by its independent certified public accountants are enclosed herewith, accompanied by a copy of the Company’s Form 10-K, excluding exhibits, filed with the Securities and Exchange Commission (the “SEC”).
     The solicitation of proxies will be made primarily by mail by Directors and regular employees of the Company who will not receive any additional remuneration therefore. The Company will pay the total expense of the proxy solicitation. Brokers, nominees, fiduciaries, and other custodians will be requested to forward soliciting material to the beneficial owners of shares of Class A Common Stock and will be reimbursed for their expenses.
     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters which may come before the Annual Meeting other than those matters which are referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares of Class A Common Stock represented thereby in accordance with their best judgment.
Voting Securities. The authorized capital stock of the Company consists of 42,000,000 shares including 40,000,000 shares of Class A Common Stock, $0.25 par value, and 2,000,000 shares of Preferred Stock, no par value. As of March 21, 2011, 22,481,804 shares of Class A Common Stock were issued and outstanding, representing all of the shares of capital stock entitled to vote at the Annual Meeting. Of the authorized 2,000,000 shares of Preferred Stock, 42,555 shares were issued and outstanding as of March 21, 2011.
Record Date. In accordance with the Company’s Bylaws, the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting is March 21, 2011.
General Information. A copy of the Company’s 2010 Annual Report Form 10-K filed with the SEC and this Proxy Statement is available at our website with the address www.reliancebancshares.com. All reports will be made available as soon as reasonably practicable after they are filed with or furnished to the SEC. They may also be viewed at www.sec.gov or paper copies may be requested by contacting Reliance Bancshares, Inc. at 10401 Clayton Road, Frontenac, Missouri 63131.
Vote Required for Approval. With respect to those matters to be acted upon at the Annual Meeting, each shareholder of record is entitled to one vote for each share of Class A Common Stock that the shareholder holds on the record date. Cumulative voting for the election of Directors is not available.

     A majority of the outstanding shares of Class A Common Stock entitled to vote must be represented in person or by proxy at the Annual Meeting in order for there to be a quorum to conduct the election of Directors and the other matters described in this Proxy Statement. If a quorum is present at the Annual Meeting, except for approval of the proposed amendment to our Article of Incorporation (which requires the affirmative vote of the holders of a majority of our outstanding shares of Class A Common Stock), the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors, ratify the appointment of Cummings, Ristau & Associates, P.C. as the Company’s independent registered public accounting firm for 2011 and to act on any other matters properly brought before the Annual Meeting.
     Shares represented by proxies which are marked or voted (i) “withheld” for the election of the Board’s director nominees, (ii) “abstain” to ratify the appointment of the Company’s independent registered public accounting firm, or (iii) to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the ratification of the appointment of the Company’s independent registered public accounting firm, against the non-binding advisory proposal on compensation of certain executive officers and against such other matters, respectively. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of directors, the vote on the proposed amendment to our Article of Incorporation or the advisory vote on executive corporation.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
     In order to assure the proper and ethical performance of its business and to maintain the confidence of the public, customers, and stockholders, the Board of Directors of Reliance Bancshares, Inc. has established and adopted a Code of Conduct and Ethics (the “Code”). The Code establishes standards of ethical conduct and is applicable to the entire Company’s employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer, principal financial and accounting officer, and any of its banking and non-banking subsidiaries. This Code supersedes any prior codes or policies. Any violation of this Code may result in corrective action, including termination from employment.
     The Code is included as an exhibit in the Company’s initial Form 10 registration filing with the SEC and is available at www.sec.gov, or by contacting Reliance Bancshares, Inc., at 10401 Clayton Road, Frontenac, Missouri 63131.
Shareholder Communications with Directors
     Shareholders can communicate with specific members and/or committees of the Company’s Board of Directors by mailing any correspondence to Reliance Bancshares, Inc., Attn: Thomas Cooke, 10401 Clayton Road, Frontenac, Missouri 63131. All communications intended for members of the Board of Directors will be reviewed and forwarded to the specified Board member. If the communications are not directed to a particular Board member or committee then the correspondence will be forwarded to all Board members.
Independent Directors
     The Company’s shares are not currently listed on any national securities exchange or other automated quotation system, nor is the Company applying for the initial listing of its securities on any such exchange or system in connection with this filing. The Company, therefore, is not presently governed by specific corporate governance guidelines or rules imposing independence requirements on the composition of the Board of Directors (the “Board” or “Board of Directors”) and its committees.

     The Company’s Board of Directors has chosen, however, to evaluate the independence of its members according to the definition of “independence” as set forth in The NASDAQ Stock Market Marketplace Rules and has determined that the following members of the Board are independent: Robert M. Cox, Jr., Dr. Richard M. Demko, Patrick R. Gideon, Gary R. Parker, James E. SanFilippo and Scott A. Sachtleben. The Board has also determined that all members of the Company’s Audit Committee are considered independent under the NASDAQ Stock Market’s independence requirements for Audit Committee members.
Board of Directors and Committees
     During the year ended December 31, 2010, the Board of Directors held nine meetings. All incumbent directors and nominees attended 75% or more of the aggregate of meetings of the Board of Directors and committees of the Board on which they served. The Company expects each of its directors to attend the Annual Meeting of Shareholders unless an emergency prevents them from attending.
     The Company’s Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Governance Committee.
The Audit Committee. In 2010 the Audit Committee was composed of Robert M. Cox, Jr., Dr. Richard M. Demko, Scott A. Sachtleben and Lawrence P. Keeley, Jr., with Mr. Cox acting as chairman. The Audit Committee met five times in 2010.
     The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring and overseeing (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) performance of the Company’s internal and independent auditors, and (5) the business practices and ethical standards of the Company including it’s Code of Ethics Policy. The Committee is also directly responsible for (a) the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, and (b) the preparation of the report that the SEC requires to be included in the Company’s annual proxy statement.
     The Audit Committee operates under a written Charter adopted by the Board of Directors. The Charter, however, does not make the Committee responsible to plan or conduct audits or to determine that the Company’s financial statements and disclosures are presented fairly in all material respects in accordance with generally accepted accounting principles. These are the responsibility of management and the independent auditor. A copy of the Charter is available upon request. The Audit Committee reviews and assesses the adequacy of the Charter on an annual basis.
     The Board of Directors has determined that each member of the Company’s Audit Committee is “independent” as defined under applicable NASDAQ listing standards and SEC rules. The Board of Directors has also determined that all of the current Audit Committee members are “audit committee financial experts” as defined under applicable SEC rules. See “Audit Committee Report” below for the formal report of the Audit Committee for 2010.
The Compensation Committee. In 2010, the Compensation Committee was composed of James E. SanFilippo, Barry D. Koenemann and Gary R. Parker, with Mr. Parker as Chairman. The Compensation Committee met two times in 2010.
     The Compensation Committee operates under a written Charter. The Compensation Committee Charter was amended as of March 17, 2009 to include the compensation restrictions that are required by the Troubled Assets Relief Program (“TARP”), the America Recovery and Reinvestment Act of 2009 (“ARRA”) and the Emergency Economics Stabilization Act of 2008 (“EESA”) guidelines. The amended Charter is available upon request. The Compensation Committee reviews and assesses the adequacy of the Charter on an annual basis. The Compensation Committee is required to meet every six months, and did so in April 2010 and October 2010.
     The Compensation Committee determines, or recommends to the Board of Directors for determination and for payment by the Company’s wholly owned subsidiaries, salaries, bonuses and other compensation of executive officers. For additional information regarding the Company’s processes and procedures for the consideration and determination of director and executive officer compensation, see “Compensation of Directors” and “Executive Compensation” below.
     See “Compensation Committee Report” below for the formal report of the Compensation Committee for 2010.
The Nominating & Governance Committee. In 2010, the Nominating & Governance Committee was composed of Barry D. Koenemann, Fortis M. Lawder and Earl G. Lindenberg, until Messrs. Lawder and Lindenberg resigned from the Board with Mr. Koenemann as Chairman.
     The Committee operates under a written Charter that is available upon request. The Nominating & Governance Committee reviews and assesses the adequacy of the Charter on an annual basis.
     The Committee is responsible for assisting the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the stockholders’ annual meeting, determine membership on the Board committees, recommend corporate governance guidelines and oversee annual self-evaluations by the Board. The Board will evaluate the Nominating & Governance Committee annually.
     The Committee considers a variety of factors before recommending a new director nominee or the continued service of existing Board members. A director nominee shall meet such director qualifications as may from time to time be established by the Board, including that the director nominee possess personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders. The Committee strongly considers individuals who may have a diverse point of view from the directors currently sitting on the Board. Keeping an updated outlook and bringing in different perspectives to the Board is strongly encouraged when determining who to recommend as a director nominee.
     The Committee must also consider factors when recommending the continuing service of an existing Board member. The Committee shall review the Board’s committee structure (including the nature, structure and operations of other Board committees) and recommend to the Board for its approval directors to be appointed as members on each Board committee. Prior to recommending the re-appointment of a director to a Board committee, the Committee shall review the existing director’s independence, if required, skills, Board committee meeting attendance, performance and contribution, and his or her fulfillment of committee responsibilities. If a vacancy on a Board committee occurs, the Committee shall recommend a director with relevant experience and skills, and who is independent, if required by the committee charter, to be appointed to fill the vacancy.
Board Leadership Structure
     Since the inception of the Company, the position of Chairman of the Board and Chief Executive Officer had been held by Jerry S. Von Rohr. Effective March 11, 2011, Mr. Von Rohr resigned as Chairman with no replacement.
The Board’s Role in Risk Oversight
     Oversight of risk management is central to the role of the Board. Currently, the Board of Directors and the Audit Committee are primarily responsible for overseeing the Company’s risk management processes, including those relating to lending, litigation and compliance risk. The members of the Board and Audit Committee regularly discuss the Company’s risk assessment and risk management policies and inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.
     The Audit Committee is responsible for monitoring the Company’s financial reporting process and system of internal controls including controls related to risk management. The subsidiary banks’ committees have primary responsibility for monitoring credit risk. The subsidiary committees report to the Board and the Board regularly discusses and monitors any concentrations the Company may have in the loan portfolio, and considers any and all risks that may be associated with any lending concentrations. The Company has discussed with federal and state examiners any loan concentrations within the portfolio and the Board is working toward reducing any possible concentrations in commercial real estate loans. The Board and Audit Committee also monitor any loan exceptions that may arise and are reported from the subsidiary committees.
     The Compensation Committee is principally responsible for compensation-related risks. The Committee looks at all executive and officer compensation to be sure compensation levels are being sustained in a way that reflects the executive and officer performance, the Company’s performance, future goals and the state of the economy as a whole. The members of the Compensation Committee discuss and review the key business and other risks the Company faces and the relationship of those risks to any compensation arrangements. Such review is intended to comply with the requirements of the TARP rules and the Federal Reserve’s requirement to assess risk related to compensation plans.
     In 2010, the Compensation Committee retained Amalfi Consulting, LLC to assist the Committee with its responsibilities related to the Company’s executive compensation programs. Amalfi Consulting assisted the Compensation Committee in understanding the impact of the regulatory environment on the Company’s compensation programs and the Committee’s responsibilities under current regulations. During the year, Amalfi Consulting also assisted in the review of compensation plans to identify risks within these plans related to the Company and its subsidiary banks, Reliance Bank and Reliance Bank, FSB. In addition, the firm assisted in identifying appropriate compensation structures for consideration by the Company for purposes of structuring safe and sound compensation programs. In December 2010, Amalfi Consulting joined McLagan, an Aon Hewitt company.
     In addition to the specific examples above, each Board Committee has been assigned oversight responsibility for specific areas of risk and risk management, and each committee consider risks within their areas of responsibility.
COMPENSATION OF DIRECTORS
Director Compensation
     The following table discloses the compensation paid in 2010 to each director of the Company, including Messrs. Lawder, Lindenberg and Spence who have resigned from the Board. All directors receive $500 per meeting of the Board of Directors of the Company that he attends, and committee members receive an additional $200 per committee meeting attended, with the exception of the Audit Committee members, who receive $500 per meeting attended. Committee Chairmen do not receive additional compensation. Reliance Bank Board members also receive $400 for each meeting of Reliance Bank’s Board of Directors he attends. Members of Reliance Bank’s Credit Committee receive $500 per Credit Committee attended, and members of Reliance Bank’s Regulatory and Compliance Committee receive $300 per Regulatory and Compliance Committee attended, all of which are included in the amounts below.

					Change in
					Pension Value
					and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred
	Paid in Cash	Awards	Awards	Compensation	Compensation	All Other	Total
Name	($)	($)	($)	($)	Earnings	Compensation	($)
Robert M. Cox, Jr.	16,350						16,350
Richard M. Demko	20,950						20,950
Patrick R. Gideon	4,590						4,590
Lawrence P. Keeley, Jr.	13,600						13,600
Barry D. Koenemann	5,300						5,300
Fortis M. Lawder	9,800						9,800
Earl G. Lindenberg	4,000						4,000
Gary R. Parker	4,700						4,700
Scott A. Sachtleben	15,500						15,500
James E. SanFilippo	4,700						4,700
David R. Spence	10,250						10,250
Jerry S. Von Rohr	11,900						11,900

Executive Officers
     Allan D. Ivie, IV, age 49, joined the Company on June 23, 2010 as President and CEO of Reliance Bancshares, Inc. and President and CEO of Reliance Bank. Mr. Ivie also became a director of Reliance Bancshares, Inc., Chairman of Reliance Bank and Vice Chairman Reliance Bank, FSB. He previously served as President and Chief Operating Officer of the PrivateBank. Mr. Ivie has been in the banking industry for 28 years. Mr. Ivie serves on the Board of Directors of several civic organizations, including The Backstoppers, Beyond Housing/Neighborhood Housing Services, RHCDA, St. Louis Economic Council and the Urban League of Metropolitan St. Louis, Inc.
     Dale E. Oberkfell, age 55, was hired by Reliance Bancshares, Inc. in May 2005 and serves as Executive Vice President and Chief Financial Officer of both the Company and Reliance Bank, and has served on the Board of Directors for Reliance Bank since 2005. He also serves as a Board Member of the Federal Home Loan Bank of Des Moines, the Olin School of Business Executive Alumni Board at Washington University, and the Missouri Independent Bankers Association. Prior to joining Reliance Bank, he was a principal with Cummings, Oberkfell and Ristau, P.C. (now Cummings, Ristau & Associates, P.C.), a public accounting firm specializing in banking. He was one of the founding members, starting the firm in 1996, and has over 28 years of banking and corporate accounting experience. The Board of Directors appointed Mr. Oberkfell to act as Chief Financial Officer and principal financial and accounting officer on January 30, 2008.
     Daniel S. Brown, age 45, joined Reliance Bank in February 2003 and serves as Executive Vice President and Senior Lending Officer of Reliance Bank and Senior Vice President of Reliance Bancshares, Inc. He also serves as Senior Vice President and Credit Committee Member of Reliance Bank, FSB. Mr. Brown is primarily responsible for the overall growth and credit quality of the loan portfolios of Reliance Bancshares, Inc., and has a total of 24 years of banking experience, including his previous positions as Senior Vice President at Bank of America (formerly known as Boatman’s Bank) and Vice President at Commerce Bank.
     Daniel W. Jasper, age 65, joined Reliance Bank, FSB as Vice Chairman and Chief Executive Officer. His banking career spans 40 years, all in St. Louis. Mr. Jasper began his banking career at Mercantile Bank where he served in various lending capacities. In 1982, he joined Landmark Bancshares, which was later acquired by Magna Bank, and served in various lending positions and as the Senior Credit Officer. Jasper joined First Banks, Inc, in 1995, and for 13 years served in a variety of roles including Executive Vice President and Chief Credit Officer.
     William A. Springer, age 48, joined Reliance Bank in August 2008 and serves as Executive Vice President and Chief Credit Officer of the Reliance Bank and Reliance Bank, FSB and Vice President of Reliance Bancshares, Inc. Mr. Springer serves on the Management, Loan, Watch List, and Audit Committees for Reliance Bank and Reliance Bank, FSB. Mr. Springer’s primarily responsibility is to assess and manage loan asset quality, loan review and loan operations function. Mr. Springer has 26 years of banking experience, lending, deposit and cash management functions, and has previously worked for Enterprise Bank and Trust, Midwest BankCentre, and Commerce Bank.
     Roy A. Wagman, age 58, was hired by Reliance Bancshares, Inc. on September 21, 2010 as Executive Vice President and Chief Risk Officer of both Reliance Bancshares, Inc. and Reliance Bank. Mr. Wagman is primarily responsible for supervising risk management policies and practices of the Company and the Bank relating to financial and operational risks and oversees the Company’s compliance department. Mr. Wagman has 38 years of banking experience. Prior to joining the Company, Mr. Wagman served as Vice Chairman and Chief Credit Officer of Excel Bank, headquartered in Sedalia, Missouri. During 2008 and 2009, he served as Director of Private Banking for National City Bank, now PNC Bank. From 2005 to 2007, Mr. Wagman was Chief Credit Officer of National City Bank’s private banking group.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS
     The table below sets forth certain information regarding the beneficial ownership of shares of Common Stock as of March 21, 2010 for (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock; (ii) each director; (iii) each of the named executive officers; and (iv) all directors and executive officers of the Company as a group. The amount of Common Stock owned, as reported below and in the footnotes, has been adjusted to reflect the May 2004 and December 2006 two-for-one stock splits. Unless otherwise indicated, to the knowledge of the Company, the listed individuals have shared voting power over shares held in joint tenancy and sole voting power in all other instances.

	Amount and	Percent of
	Nature of	Common Stock
	Beneficial	Beneficially
Beneficial Owner (1)	Ownership (2)	Owned (3)
Gary R. Parker (4)	6,175,945	27.2%

William P. Stiritz (5)	2,556,310	11.3%
Robert M. Cox, Jr. (6)	234,020	1.0%
Richard M. Demko (7)	459,896	1.8%
Patrick R. Gideon (8)	203,564	0.7%
Barry D. Koenemann (9)	328,000	1.2%
James E. SanFilippo (10)	239,714	0.8%
Lawrence P. Keeley, Jr. (11)	401,140	1.7%

Scott A. Sachtleben	9,000	.0%

Jerry S. Von Rohr (12)	553,450	1.3%

Dale E. Oberkfell	203,142	.2%

Daniel S. Brown (13)	127,849	.1%

Daniel W. Jasper	32,436	.1%
William A. Springer	18,564	.1%
David Matthews	20,674	.0%
Allan D. Ivie, IV	40,000	.2%
Roy A. Wagman	7,000	.0%

Directors and all executive officers as a group	9,054,394	36.5%

(1)	The address for all directors and executive officers is 10401 Clayton Road, Frontenac, Missouri, 63131.

(2)	These amounts include fully vested and unexercised options as of March 21, 2011, to purchase Common Stock as follows: Mr. Parker-58,000; Mr. Stiritz-10,000; Mr. Cox-16,000; Dr. Demko-50,000; Mr. Gideon-36,000; Mr. Koenemann-58,000; Mr. SanFilippo-58,000; Mr. Keeley—22,000; Mr. Sachtleben—4,500; Mr. Von Rohr-260,000; Mr. Oberkfell-153,000; Mr. Brown-112,000; Mr. Jasper— 13,333.

(3)	The percentage of Common Stock owned by the directors and executive officers is based on 22,481,804 of shares of Common Stock outstanding as of March 21, 2011. The percentage of ownership does not include vested, unexercised options.

(4)	Includes 933,768 shares held by G.P. & W, Inc., of which Mr. Parker is the sole owner; 21,892 shares in an IRA; 3,582 shares in his spouse’s IRA; and 33,080 shares in his spouse’s Exempt Trust. 84,000 shares held by Center Oil Company and 666,667 in the Gary Parker Family Trust.

(5)	Includes 2,264,310 shares held by the William P. Stiritz Revocable Trust, of which Mr. Stiritz is the Trustee; 188,000 shares held as joint tenant with his spouse; and 94,000 shares held in the name of his spouse.

(6)	Includes 218,020 shares held by the Robert M. Cox, Jr. Revocable Trust, of which Mr. Cox is the Trustee.

(7)	Includes 72,000 shares held in Dr. Demko’s IRA; 186,896 held by the Richard M. Demko Living Trust, of which Dr. Demko is the Co-Trustee; 91,000 shares held by his spouse’s Revocable Living Trust, of which he is a co-Trustee; 48,000 shares in the name of the Demko Family Limited Partnership; and 12,000 shares in his spouse’s IRA.

(8)	Includes 47,564 shares held in Mr. Gideon’s 401(k) Plan account.

(9)	Includes 82,972 shares in an IRA; 12,000 shares held by Mr. Koenemann’s spouse’s Revocable Trust, of which he is Successor Trustee; 69,000 shares owned by United Construction Ent. Co.; 1,000 shares held by United Construction of Indianapolis; and 1,000 shares by United Construction of St. Louis. Mr. Koenemann is the sole owner of all of these companies and 104,028 shares held by the Barry D. Koenemann Joint and Mutual Revocable Trust of which Mr. Koenemann is a co-trustee.

(10)	Includes 181,714 held as joint tenant with his spouse.

(11)	Includes 281,304 shares held as joint tenant with his spouse; a total of 3,696 shares for his three sons, each son owning 1,232 shares singularly; 10,000 shares owned by The L. Keeley Construction Co Profit Sharing Plan, of which Mr. Keeley is the Trustee; 42,960 shares owned by the L. Keeley Construction Profit Sharing Plan for the benefit of Mr. Keeley; 18,180 shares owned by the L. Keeley Construction Profit Sharing Plan for the benefit of Mr. Keeley’s spouse; and +20,000 by the L. Keeley Construction Money Purchase Plan 3,000 in his name only.

(12)	Includes 11,000 shares in his IRA and 5,845 shares held by Mr. Von Rohr’s spouse.

(13)	Includes 8,000 shares in his IRA.

PROPOSAL 1 REQUIRING YOUR VOTE
Election Of Directors
     The first item to be acted upon at the Annual Meeting of Shareholders is the election of four members of the Board of Directors. The Company’s Articles of Incorporation classify the Board of Directors into three classes, Class I consists of four (4) members, Class II consist of two (2) and III consist of four (4) members.
     The nominees designated by the Board of Directors that are standing for election at the Thirteenth Annual Meeting of Shareholders and their classes are as follows:
     Class III — Messrs. Cox, Koenemann, Parker and Von Rohr have been nominated to hold office for three (3) years or until the Sixteenth Annual Meeting in 2014, or until their successors are elected and qualified.
     All proxies in the form enclosed which are received by the Board of Directors conferring authority to vote in the election of directors will be voted equally for the four nominees listed above. Special instructions received from any shareholder by proxy to withhold his or her voting rights in any way other than an equal distribution among the four nominees of the votes to which he or she is entitled shall be followed. However, there is no cumulative voting for directors of the Company. In the event any nominee declines or is unable to serve, it is intended that the proxies will be voted for a successor nominee designated by the Board of Directors. The Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve. All of the Directors and Nominees, their classes, biographies and share holdings are listed in the following table.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED TO SERVE AS CLASS
III DIRECTORS.
CLASS I DIRECTORS
Directors Continuing in Office
For Terms Expiring in 2012

Principal Occupation
Name and Age	And Stock Ownership
Lawrence P. “Rusty” Keeley, Jr.	President of L. Keeley
Director since 2009	Construction Company, Inc.;
Age 41	Beneficial owner of
379,140 shares (1.7%)

Patrick R. Gideon	President, Silver Lake
Director since 1999	Bank, Topeka, KS;
Age: 53	Beneficial owner of
167,564 shares (0.7%)

Richard M. Demko, DDS, MSD	President and CEO of
Director since 2003	Demko Consulting
Director, Reliance Bank	St. Louis, MO; Beneficial
Age: 65	owner of 409,896 shares (1.8%)

Allan D. Ivie, IV	President and CEO of
Director since 2010	Reliance Bancshares, Inc.; Chairman of Reliance Bank
Director, Reliance Bank	and Vice Chairman of Reliance Bank, FSB
Age: 49	Beneficial owner of 40,000 shares (0.2%)
Information Regarding the Directors
     Lawrence P. “Rusty” Keeley, Jr., age 41, has served on the Board of Directors for Reliance Bank since the founding of the Bank in 1999 and Reliance Bancshares, Inc. since 2009.. Mr. Keeley also serves on the advisory Board of Healing the Children Medical Charity as an active host family for children. He is the President and CEO of Keeley Construction Company in Sauget, Illinois, and the President and CEO of ADB Utility Contractors of St. Louis, Missouri. Having been a Director for Reliance Bank for over ten (11) years, the Company feels Mr. Keeley’s experience within the financial industry makes him an excellent choice to assist the Board of Directors of the Company going forward. Moreover, the Company considers Mr. Keeley to be a qualified candidate for service on the Board of Directors and any committees due to his experience as the President and CEO of successful construction and contracting companies in St. Louis, Missouri, one of our major market areas, and his knowledge of the business community in this area.
     Patrick R. Gideon, age 53, has served on the Board of Directors for Reliance Bancshares, Inc. since 1999, and held the position of Chairman of the Audit Committee from April 2007 until May 2009, when he resigned from the Committee due to time constraints. As of January 1982 he has served on the Board of Directors of Silver Lake Bank, in Topeka, Kansas. In 1987, he was elected President and Chief Executive Officer of Silver Lake Bank. Mr. Gideon also serves on several committees in a financial position and as a board member to several businesses within the Topeka community. The Company considers Mr. Gideon to be an expert in the financial field due to his involvement on the Board with Silver Lake Bank and his role as President and CEO of Silver Lake Bank for over twenty (21) years. His knowledge of and familiarity with a community bank like Silver Lake Bank, brings a very important quality to the Company’s Board and is very beneficial in assessing and managing lending and risk. The Company considers Mr. Gideon to be a highly qualified candidate for service on the Board and any committees due to his experience and knowledge of the financial industry and banking community in Missouri and Kansas.

     Richard M. Demko, DDS, MSD, age 65, has served on the Board of Directors for Reliance Bancshares, Inc. since 2003, as well as serving on the Board of Directors for Reliance Bank since 1999. He was appointed to the Company’s Audit Committee in April 2007. He also serves on the faculty of St. Louis University Center for Advanced Dental Education. He is also a member or on the board of numerous civic and professional organizations and on the advisory board of “Bank Director” magazine. Dr. Demko maintained his own private orthodontic practice from 1974 until recently selling the practice. He regularly performs consulting for practices throughout the United States. Dr. Demko’s experience as a business owner for nearly thirty six (36) years in St. Louis, our major market area, bring a very useful knowledge of the St. Louis business community and many of its members to the Board. The Company considers Dr. Demko a highly qualified candidate for service on the Board and any committees due to this business experience and Dr. Demko’s knowledge with business and the banking industry.
     Allan D. Ivie, IV, age 49, joined the Company on June 23, 2010 as president and CEO of Reliance Bancshares, Inc. and President and CEO of Reliance Bank. Mr. Ivie also became a Director of Reliance Bancshares, Inc., Chairman of Reliance Bank and Vice Chairman Reliance Bank, FSB. He previously served as President and Chief Operating Officer of the PrivateBank. Mr. Ivie has been in the banking industry for 28 years. Also, he serves on the Board of Directors of several civic organizations, including The Backstoppers, Beyond Housing/Neighborhood Housing Services, RHCDA, St. Louis Economic Council and the Urban League of Metropolitan St. Louis, Inc. The Company feels Mr. Ivie is very highly qualified for service on the Board and any committee due to his years of experience in the banking industry.
CLASS II DIRECTORS
Directors Continuing in Office
For Terms Expiring in 2013

Principal Occupation
Name and Age	and Stock Ownership
Scott A. Sachtleben	Senior Vice President of
Director since 2006	Development and General
Age 51	Counsel for The Desco
Group, St. Louis, MO; Beneficial
owner of 4,500 shares (0.00%)

James E. SanFilippo	President, Waylon
Director since 1998	Advertising, St. Louis
Director, Reliance Bank	MO; Beneficial owner of
Age: 60	181,714 shares (0.8%)
Information Regarding the Directors
     Scott A. Sachtleben, age 51, has served on the Board of Directors for Reliance Bank since 2006 and for Reliance Bancshares, Inc. since 2009. Mr. Sachtleben is Senior Vice President of Development and General Counsel for the DESCO Group, Inc., where he has been employed since 2001. Mr. Sachtleben previously was a partner with the law firm of Greensfelder, Hemker & Gale, P.C., where he practiced for fifteen (15) years, primarily in the real estate, corporate and securities areas of law. Mr. Sachtleben has been practicing within the legal areas prudent to the banking industry and the Company for over twenty-one (21) years. His practice area and current position with DESCO Group, Inc. brings a valuable level of knowledge and expertise to corporate and banking laws and procedures. The Company feels he is highly qualified for service on the Board and any committee due to this experience, along with his education and training as an attorney.
     James E. SanFilippo, age 60, has served on the Board of Directors for Reliance Bancshares, Inc. since 1999, as well as serving on the Board of Directors for Reliance Bank until December, 2009. He was appointed to the Company’s Nominating & Governance Committee in April 2007 until 2008, when he was appointed to the Compensation Committee. He also serves on the Executive Committee. He is also involved with the Herbert Hoover Boys & Girls Club and the Semper Fi Injured Marines Fund. Mr. SanFilippo is the President and owner of Waylon Advertising, an advertising firm he started in 2000. Prior to 2000, he was the President and owner of The Waylon Company from 1979 to 2000. Mr. SanFilippo has been an extremely successful business owner in

St. Louis, the Company’s major market area, for over thirty-one (31) years. His experience with The Waylon Company and Waylon Advertising has given him a very helpful insight into the St. Louis business community, particularly the area of marketing, which is paramount for the Company. The Company feels Mr. SanFilippo is highly qualified for service on the Board and any committees.
CLASS III DIRECTORS
Nominees for Directors For Terms Expiring in 2014

Principal Occupation
Name and Age	and Stock Ownership
Robert M. Cox, Jr. (Nominee)	Senior Vice President of
Director since 2007	Emerson Electric Co.,
Director, Reliance Bank	St. Louis, MO;
Age: 65	Beneficial Owner of
218,020 shares (1.0%) Vice Chairman, Reliance Bancshares, Inc.

Jerry S. Von Rohr (Nominee) Director since 1998 Director, Reliance Bank and Reliance Bank, FSB Age: 66	Vice Chairman of Reliance Bancshares, Inc.
Former Chairman, President, and Chief
Executive Officer of
Reliance Bancshares, Inc.;
Former Chairman and Chief Executive
Officer of Reliance Bank and
Former Chairman of Reliance Bank, FSB;
Beneficial owner of 293,450
shares (1.3%)

Gary R. Parker (Nominee)	President, Center Oil
Director since 1998	Company, Town & Country,
Age 61	MO; Beneficial owner of
6,117,945 shares (27.2%)

Barry D. Koenemann (Nominee)	President, United Construction
Director since 1998	Ent. Co., St. Louis, MO;
Director, Reliance Bank	St. Louis, MO; Beneficial owner
Age: 62	of 270,000 shares (1.2%)
Information Regarding the Directors
     Robert M. Cox, Jr., age 65, has served on the Board of Directors for Reliance Bancshares, Inc. since February 2007, and had also served on the Board of Directors for Reliance Bank since 2005. He was appointed to the Company’s Audit Committee in April 2007 and assumed the role as Chairman of the Committee upon Mr. Gideon’s resignation as Chairman in 2009. Mr. Cox also serves as a Trustee for Drury University in Springfield, Missouri. He is also a member of the Dean’s Advisory Council for the Kelley School of Business at Indiana University in Bloomington, Indiana, a Director and Executive Committee member of the St. Louis Regional Chamber and Growth Association and a Director of the St. Louis Club. Mr. Cox is a Senior Vice President in Administration for Emerson Electric Co. in St. Louis, Missouri, where he has been employed since 1975. Mr. Cox is a very respected and well-known business person in the St. Louis community and his experience and reputation is a valuable contribution to the Board and the Company. His insight into business and administration is a great addition to the Board and the Company feels Mr. Cox is highly qualified for service on the Board and any committees for these reasons.
     Jerry S. Von Rohr, age 66, is currently Vice Chairman of the Company and has served as Chairman, President, Chief Executive Officer and a Director of Reliance Bancshares, Inc. since inception, and is one of the founding directors and incorporators of the Company. He resigned as Chairman on March 11, 2011 without replacement. He also serves as Executive Vice President of Reliance Bank of St. Louis, Missouri, and Executive Vice President and a Director of Reliance Bank, FSB of Fort Myers, Florida. Mr. Von Rohr has been in the banking industry for 43 years. The Company considers Mr. Von Rohr very highly qualified for service on the Board and any committee due to his extensive experience in the banking industry, and more particularly, the St. Louis banking industry. Mr. Von Rohr’s past banking experience, as well as his current positions as past Chairman and CEO of the Company and his positions with Reliance Bank and Reliance Bank, FSB make him a strong asset to the Board and the Company.
     Gary R. Parker, age 61, has served on the Board of Directors for Reliance Bancshares, Inc. since its inception, as well as serving on the Board of Directors for Reliance Bank until stepping down in 2008. He has served as Chairman of the Company’s Compensation Committee since 2005 and also serves on the Executive Committee. He is the owner and founder of Center Oil Company and its subsidiaries and affiliates, located in St. Louis, Missouri, started in 1986. Mr. Parker is one of the strongest business owners in St. Louis and brings a wealth of knowledge and business contacts to the Company. Mr. Parker is the Company’s largest shareholder and has a vested interest in the performance of the Company. Therefore, with Mr. Parker’s business acumen and personal interest in the Company, the Company feels he is very highly qualified for service on the Board and any committee.
     Barry D. Koenemann, age 62, has served on the Board of Directors for Reliance Bancshares, Inc. since 1999, as well as serving on the Board of Directors for Reliance Bank until December, 2009. He was appointed to the Company’s Nominating & Governance Committee in April 2007 and serves as its Chairman, as well as assuming the position in the Compensation Committee after Mr. Casazzone’s departure from the Board. He also serves on the Board of Directors of Wings of Hope, a nonprofit humanitarian organization that provides medical assistance/air transportation around the world. He is also a member of the University of Missouri-Rolla Board of Trustees, Engineers Club of St. Louis, Creve Coeur Chamber of Commerce and the Creve Coeur Building Code of Appeals. Mr. Koenemann is Chairman and Chief Executive Officer of United Construction Ent. Co., a general contracting firm he founded in 1991. Mr. Koenemann’s experience as Chairman and CEO of United Construction Ent. Co. has provided him with extensive insight into operating a successful business and the real estate and construction business of St. Louis. Mr. Koenemann brings a strong business background, along with memberships in numerous charitable organizations, which are excellent qualities for the Board. The Company feels Mr. Koenemann is very highly qualified for service on the Board and any committee.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee and Board of Directors voted to reappoint, subject to ratification by the shareholders, Cummings, Ristau & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Cummings, Ristau & Associates, P.C. served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010, and its representatives are expected to attend the 2011 Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR
Audit Committee Report
     The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring and overseeing (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) performance of the Company’s internal and independent auditors, and (5) the business practices and ethical standards of the Company including it’s Code of Ethics Policy. The Committee is also directly responsible for (a) the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, and (b) the preparation of the report that the SEC requires to be included in the Company’s annual proxy statement.

     The consolidated financial statements of the Company for the year ended December 31, 2010, were audited by Cummings, Ristau & Associates, P.C., independent auditor for the Company.
     As part of its activities, the Audit Committee has:
1.	Reviewed and discussed with management the audited financial statements of the Company;

2.	Discussed with the independent auditor the matters required to be discussed under Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the SEC and U.S. Public Company Accounting Oversight Board rules;

3.	Received the written disclosures and letter from the independent auditor as required (Independence Standards Board Standard No. 1); and

4.	Discussed with the independent auditor their independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the year ended December 31, 2010, be included in the Company’s Annual Report Form 10-K filed with the SEC.
     The following table presents fees for professional services rendered by Cummings, Ristau & Associates, P.C., for the fiscal years ending December 31, 2009 and 2010:

	Fiscal 2009	Fiscal 2010
Audit Fees	$188,000	$254,000
Audit-Related Fees	4,000	4,000
Tax Fees	20,000	20,000
All Other Fees	9,000	4,000

Total Fees	$221,000	$282,000
     Audit Fees for the year ended December 31, 2010 substantially increased over the year ended December 31, 2009 due to the extensive auditing necessary for reviewing the Company’s loan portfolio to assess the risk of the Company’s credits, along with a general annual increase in auditing expenses.
Audit and Non-Audit Fees
     Aggregate fees for professional services billed to us by the Company’s independent registered public accounting firm, Cummings, Ristau & Associates, P.C., for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q, and FDICIA internal control attestation for Reliance Bank and loan risk assessment, were approximately $254,000 for the year ended December 31, 2010.
Audit-Related Fees
     The aggregate fees billed for audit-related services provided to us by Cummings, Ristau & Associates, P.C. were $4,000 during 2009 and 2010. These fees represent services including audits of pension and other employee benefit plan financial statements. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm.
Tax Fees
     The aggregate fees billed for tax compliance, including the preparation of and assistance with federal, state and local income tax returns provided to us by Cummings, Ristau & Associates, P.C. during 2009 and 2010 were approximately $20,000 for both periods. In regard to tax services, we engage Cummings, Ristau & Associates, P.C. to assist us with tax compliance services, including preparation and assistance with tax returns and filings, which we believe is more cost efficient and effective than to have only our employees conduct those services. The Public Company Accounting Oversight Board and certain investor groups have recognized that the involvement of an independent auditor in providing certain tax services may enhance the quality of an audit because it provides the auditor with better insights into a company’s tax accounting services.
All Other Fees
     For both 2009 and 2010 the fees for preparation of employee benefit plan annual reports were $4,000. In 2009, the fees billed for consulting related to Community Reinvestment Act and Fair Lending compliance were $5,000.
Administration of Independent Auditor
     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent auditor and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent auditor and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditor during the year.
     All of the services provided by our independent auditor in 2010 and 2009, including services related to the Audit-Related Fees, Tax Fees and any other fees described above were approved by the Audit Committee under its pre-approval policies.
Submitted by the Audit Committee of the Board of Directors.
Robert M. Cox, Jr. (Chairman)
Richard M. Demko
Lawrence P. Keeley, Jr.
Scott A. Sachtleben
PROPOSAL 2 REQUIRING YOUR VOTE
AMENDMENT OF OUR ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK
Description of the Proposed Amendment
     Our Board of Directors (the “Board”) unanimously approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Articles of Incorporation to increase the number of shares of Class A Common Stock, par value $0.25, the Company is authorized to issue from 40,000,000 shares to 250,000,000 shares. As of March 21, 2011, of the 40,000,000 shares of Common Stock the Company is currently authorized to issue, 22,481,804 shares of Class A Common Stock were outstanding and 1,820,068 shares of Class A Common Stock were reserved for issuance under the Company’s stock-based compensation plans. You are being asked to consider and act upon a proposal to approve the proposed amendment to the Company’s Articles of Incorporation which is attached as Appendix A to this proxy statement.
Purpose of the Proposed Amendment
     The purpose of the proposed amendment is to allow the Company to have a sufficient number of shares of authorized and unissued Class A Common Stock, which can be issued in connection with such corporate purposes as may, from time to time, be considered advisable by the Board. Having such shares available for issuance in the future will provide the Company with flexibility and will allow such shares to be issued as determined by the Board without the expense and delay of holding a special shareholder’s meeting to approve the authorization of additional shares of Class A Common Stock. Such corporate purposes could include, without limitation:

•	the issuance of shares in connection with stock splits or stock dividends;

•	the issuance of shares upon the exercise of options granted under the Company’s various stock option plans or in connection with other employee benefit plans;

•	the issuance of shares in connection with capital raising transactions; and

•	the issuance of shares in connection with acquisitions.
The increase in authorized Class A Common Stock will not have an immediate effect on the rights of existing shareholders. However, the Board will have the authority to issue the authorized Class A Common Stock without requiring future shareholder approval of such issuances, except as may be required by applicable laws and regulations. To the extent that the additional authorized shares of Class A Common Stock are issued in the future, they will decrease the existing shareholders’ percentage equity ownership of the Company and, depending upon the price at which they are issued as compared to the price paid by existing shareholders for their shares, could be dilutive to the Company’s existing shareholders. The holders of Class A Common Stock have no preemptive rights to subscribe for or purchase any additional shares of Class A Common Stock that may be issued in the future.
The increase in the authorized number of shares of Class A Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Class A Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares of Class A Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Class A Common Stock, and such additional shares of Class A Common Stock could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that this increase in authorized shares of Class A Common Stock be used as a type of anti-takeover device.
Vote Required
     The affirmative vote of a majority of the Company’s outstanding shares of Class A Common Stock is required for approval of this proposal. Only proxies marked “FOR” the amendment to the Company’s Article of Incorporation will be voted in favor of the amendment.
Effective time of Amendment
     If approved by our shareholders, the proposed amendment will take effect upon the filing of the amendment with, and acceptance by the Missouri Secretary of State.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK.
PROPOSAL 3 REQUIRING YOUR VOTE
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
     Cummings, Ristau & Associates, P.C., independent registered public accounting firm for the Company, has been appointed by the Audit Committee of the Board as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011. This selection is being presented to the stockholders for ratification. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Cummings, Ristau & Associates, P.C., to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders. It is expected that a representative of Cummings, Ristau & Associates, P.C. who also served as the Company’s auditors for the past year, will be present at the meeting to respond to appropriate questions and to make a statement if such person desires. During 2010, Cummings, Ristau & Associates, P.C. provided accounting and tax services for Reliance Bank (Missouri) and Reliance Bank, FSB. The Boards of the Company and the Banks have standing audit committees and they do not consider the non-audit professional services performed by the auditors, consisting entirely of tax return preparation, to affect their independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF CUMMINGS,
RISTAU AND ASSOCIATES, P.C.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Procedures
     The Company’s Compensation Committee (the “Committee”) for the year 2010 consisted of the following members of the Board: Barry D. Koenemann, James E. SanFilippo and Gary R. Parker, who served as Chairman. The Committee’s role and responsibilities are set forth in a written Charter adopted by the Board. The Compensation Committee Charter was amended as of March 17, 2009 to include the compensation restrictions that are required by the TARP and EESA guidelines. The amended Charter is available upon request.
     According to the regulations of TARP and EESA, the Committee reviewed any compensation plan, as well as any Senior Executive Officer’s incentive compensation arrangement with the Company to ensure that the compensation arrangements do not encourage any employees or Officers to take unnecessary and excessive risks that threaten the value of the Company. The Committee also looked at any compensation arrangements to confirm that a provision is included for the recovery of any bonus or incentive compensation paid to an Officer based on financial statements that are later proven to be materially inaccurate and that there are no “golden parachutes” in any compensation arrangements. The Committee certified that any and all incentive compensation arrangements were reviewed for compliance with the regulations. The Committee will hereafter meet annually with the senior risk officer of the Company to discuss and review the risk management policies and practices and the Senior Executive Officer incentive compensation arrangements.
     The Committee is primarily responsible for reviewing the compensation of the Company’s executive officers on an annual basis and typically meets in the fourth quarter of each fiscal year to determine salaries for the following year and short and long-term incentive awards based in large part on the Company’s performance over the concluding fiscal year. In conducting its annual review, the Committee considers recommendations and input from the Company’s Chief Executive Officer, Allan D. Ivie, IV, as to the compensation of the Company’s named executive officers, except himself. For example, in making recommendations to the Committee as to the compensation of Mr. Brown, Mr. Ivie seeks input from Mr. Oberkfell, the Company’s Executive Vice President.
     The Committee is responsible for setting the compensation of Mr. Ivie, which is tied to overall Company performance and market data. At its annual meeting, the Committee evaluates various measurements of overall Company performance, in light of financial and business goals established by management and the Board of Directors at the beginning of the previous fiscal year and compensation packages of chief executive officers of comparable companies. The Committee also abides by the established compensation levels set forth in Mr. Ivie’s employment agreement, also discussed more fully below. In accordance with the Company’s Bylaws, the Committee presents a recommendation of compensation packages to the full Board of Directors for the required Board approval.
     As part of the compensation process, Mr. Ivie gathers public compensation information of named executive officers of similar financial institution companies in the St. Louis area for purposes of recommending compensation packages for the four other named executive officers. The Committee also reviews this information as part of making its compensation recommendation to the Board of Directors for Mr. Ivie. The Committee does not set specific benchmarks for total executive compensation packages or individual compensation elements based on the compensation of executives of these companies. Instead, it seeks to design compensation packages for all executive officers that are within the range of compensation packages for executive officers of these peer companies. The Committee does not conduct any additional market research or survey in determining executive compensation.

     Compensation Philosophy and Design
     Our compensation philosophy is to provide our executive officers with compensation packages that attract, retain, reward and motivate them. Therefore, the Committee constructs compensation packages to further this philosophy. To attract and retain qualified individuals, the Committee sets salaries for executive officers that are akin to those of executive officers with similar positions in comparable companies and makes salary adjustments based on the process described below. In addition, executive officers are eligible to receive bonuses based on successful Company and individual performance in the forms of cash and equity. The Committee awards such bonuses as a means to both reward executive officers and motivate them to work toward meeting Company-wide goals. Furthermore, awards of bonus options to purchase Common Stock serve as a way to align the interests of the executive officers with those of our shareholders.
     While the Committee seeks to provide compensation packages that are competitive within the Company’s markets and the financial services industry, in general, it does not set compensation levels based on any predetermined benchmarks for total compensation or any individual element of compensation. Rather, Mr. Ivie surveys companies within the St. Louis and Fort Myers markets that are similar in size to the Company and makes appropriate compensation adjustments when making his recommendations to the Committee.
     Compensation adjustments are based more on individual and Company performance than market data. Both Mr. Ivie and Mr. Oberkfell, before making their compensation recommendations, consider an individual’s contributions to overall Company performance which is measured against financial and business targets established by the Board at the beginning of each fiscal year. Recently, such goals have focused on the Company’s asset quality improvement, earnings improvement, increasing and retaining core funding and low interest bearing deposits, creating a more efficient operating infrastructure, credit quality, liquidity and solid capitalization. Mr. Ivie and Mr. Oberkfell consider the executive officers’ leadership displayed and success in performing their responsibilities to reach these goals. Salary raises and short and long-term incentive awards are not, however, conditioned upon the achievement of these goals. Rather, the Committee evaluates the Company’s progress toward meeting certain performance targets relative to other financial institutions in the Company’s markets.
     Certain compensation adjustments are made pursuant to each executive officer’s employment terms established at the time they were hired.
     Elements of Compensation
     The Company’s compensation packages for executive officers are made up of cash salaries, short-term incentive awards in the form of cash bonuses, long-term incentive awards in the form of stock option grants and, to a lesser extent, perquisites. Executive officers, as are all Company employees, are eligible to participate in the Company’s health benefits, 401(k) and employee stock purchase programs, on the same terms as all Company employees. The Committee has not determined to emphasize any one element of compensation and does not have policies regarding the mix between short and long-term compensation or cash and non-cash compensation; rather, the Committee makes decisions from year to year based on the factors described herein.
     Salary: Base salaries for executive officers are set initially upon hire based predominantly on market data and are adjusted based on market trends, overall Company performance and individual contributions to Company performance. In recommending base salaries and salary adjustments for the five named executive officers other than himself, Mr. Ivie reviews salaries paid to executive officers with similar positions at the Company’s peer companies. Adjustments are made by reviewing the same market data on a year-to-year basis, the Company’s achievement of its yearly business goals and each named executive officer’s contributions to the achievement of these goals. The Committee does not set salaries based on specific benchmarks. The Committee does believe, however, that while the salaries are competitive for the size of the Company, the salaries of the named executive officers, including Mr. Ivie, are within the range of salaries paid to executives with similar positions at the Company’s peer companies. Mr. Von Rohr’s base salary for 2006 through 2010 was established by the Committee and set forth in the Agreement of Compensation Package, discussed below. Mr. Ivie’s Compensation was approved by the Committee based upon his employment at his hire date.

     Short-term Incentives: After consideration by the Company regarding the financial results of 2010, the decision was made that no cash bonuses were to be given for 2010. Historically, executive officers received short-term incentive awards in the form of cash bonuses. Before 2009, all executive officers have received a cash bonus award at the end of each fiscal year, with the exception of Mr. Von Rohr, who did not receive a cash bonus award until 2004. At the end of each fiscal year, Mr. Ivie makes recommendations to the Committee for the bonuses of the named executive officers, other than himself, based on the achievement of the Company’s financial and business goals that are established by the Board and the executive officers’ contributions toward meeting those goals. As noted above, bonuses are not conditioned upon the achievement of such goals, but rather, the amounts of the bonuses reflect overall Company performance in light of these goals. Mr. Ivie also considers the cash bonuses paid to similarly-positioned executive officers at the Company’s peer companies.
     Long-term Incentives: The Committee grants executive officers options to purchase the Company’s Common Stock, typically with time vesting requirements, as a way to align the interests of the executive officers with those of the Company’s shareholders. Generally, executive officers receive stock option grants initially upon their hire in amounts and on terms set by their hiring terms. Thereafter, grants of options are made in the first quarter of a fiscal year in the discretion of the Committee, based upon recommendations of Mr. Ivie, and are dependent upon the Company’s performance during the prior fiscal year in light of the Board’s predetermined business targets. The Company does not have any policies or practices in place regarding the timing of option grants and the release of material, non-public information.
     Perquisites: Messrs. Ivie, Von Rohr and Mathews are the only named executive officers who receive perquisites as part of their compensation packages. Each receive allowances for club membership dues, and Mr. Von Rohr is entitled to use a vehicle owned by Reliance Bank. The Committee does not consider the value of these perquisites, which it considers to be incidental, when determining compensation for Mr. Ivie, Mr. Von Rohr and Mr. Mathews.
     With respect to the Treasury Department’s investment in the Company through the TARP program, the Committee must now comply with any and all sections of EESA regarding participation in the United States Treasury’s Capital Purchase Program (“CPP”). Reliance Bank has received TARP funds under the CPP and, therefore, must adhere to the EESA, specifically section 111(b)(2), which regulates a financial institution’s Compensation Committee.
     2010 Compensation
     In 2010, in addition to amounts received under the Company’s employee benefits plans, the named executive officers received no raises in salaries and no cash bonuses.
     In approving the 2010 salary levels, the Committee considered the Company’s 2009 performance in light of the one-year plan established by the Board at the beginning of fiscal 2009. The plan included general financial goals relating to asset quality improvement, earnings improvement, increasing and retaining core funding and low interest bearing deposits, creating a more efficient operating infrastructure, credit quality, liquidity and solid capitalization.
     Chief Executive Officer Compensation
     The Committee determined Mr. Ivie’s compensation in 2010 based upon his employment agreement. The base salary for 2010 and 2011 is $425,000.
     The Committee determined Mr. Von Rohr’s compensation for 2010 in line with the terms of his employment agreement and made appropriate adjustments based on the same Company performance measures noted above for the other executive officers. Mr. Von Rohr’s employment agreement executed in 1998 provides that his base salary shall not be less than $135,000 per year and shall be increased each year by at least an amount to reflect the increase in the Consumer Price Index for All Urban Consumers and in accordance with the Company’s financial industry peers. In a written Agreement of Compensation Package, the Committee set Mr. Von Rohr’s 2010 base salary at $325,000. Mr. Von Rohr’s employment agreement will expire in 2012.

     Tax and Accounting Implications
     Generally, the Committee bases its compensation decisions primarily on the philosophies and objectives discussed earlier in this Compensation Discussion & Analysis without regard to the tax or accounting treatment of certain elements of compensation. However, the Committee does elect to grant executive officers long-term incentive awards in the form of Incentive Stock Options because of the tax advantages to the executive officers, as generally, the exercise of an Incentive Stock Option is not a taxable event for the executive officer.
     Additionally, the Committee considers the deductibility requirements of Section 162(m) of the Internal Revenue Code, as amended in June, 2009 in Section 162(m)(5), which provides that the Company may not deduct compensation of more than $500,000 to Senior Executive Officers.
     Post-Fiscal Year Compensation Decisions
     The Committee has not met to discuss 2011 compensation packages as well as determine the cash bonus awards, if any, to be paid to the executive officers based on the overall Company and individual performance in 2010. There are no compensation increases expected for 2011.
     Until the Committee meets in 2011 there are no changes in base salaries for the named executive officer in 2011.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis presented above with management and, based on such review and discussions, recommend that the Compensation Disclosure and Analysis be included in this Proxy Statement and is incorporated into the Company’s Annual Form 10-K for the year ended December 31, 2010 therein by reference.
          Based on risk assessment and other compliance requirements set forth in the TARP Capital Purchase Program, the Compensation Committee (the “Committee”) met with Reliance Bank’s (the “Company”) Chief Risk Officer and Chief Executive Officer to review how it limited the features in the Senior Executive Officer (“SEO”) and employee compensation plans within the Company so that employees are not encouraged to take unnecessary and excessive risks that could threaten the value of the Company.
The review covered the following compensation plans:

•	1999 Incentive Stock Option Plan

•	2001 Incentive Stock Option Plan

•	2001 Non-Qualified Stock Option Plan

•	2003 Incentive Stock Option Plan

•	2003 Non-Qualified Stock Option Plan

•	2004 Non-Qualified Stock Option Plan

•	2005 Incentive Stock Option Plan

•	2005 Non-Qualified Stock Option Plan

•	2007 Non-Qualified Stock Option Plan

•	2010 Restricted Stock Plan

•	Mortgage Loan Commission Plan

•	Employment Agreements and Change-in-Control Agreements

     The Committee used evaluation standards provided by Amalfi Consulting to review all of the compensation programs within the Company. The evaluation standards focused on the following areas: compensation program administration, overall compensation structure, general incentive plan design and payout criteria, performance metrics, equity compensation, and termination provisions.
The review included the following observations:

•	During 2010, annual cash incentive plans were frozen and employees did not have the opportunity to earn incentives based on performance. No bonuses were earned or paid during the year.

•	Equity awards are tied to a vesting schedule and act to align interests with shareholders over the long term.

•	Grants of equity to select employees included vesting conditions based on both time and profitability as a further risk reduction.

•	The Company has begun to utilize restricted stock as an equity vehicle, among other reasons, because, restricted stock ensures employees gain and lose like shareholders. The incentive for employees to take unreasonable or inappropriate risks to keep stock prices above option exercise prices is reduced.

•	The Company has implemented a clawback provision for its SEOs and next 20 most highly compensated employees allowing the Company to recover all or part of bonuses, commissions or incentive compensation paid to any employees under such plans if the awards were based on results that are materially inaccurate, manipulated or fraudulent in nature.

It was the opinion of the Committee, the Chief Risk Officer and the independent consultant that the compensation programs do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee certifies that:

(1)	It has reviewed with senior risk officers, the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance compensation of any employee.

     Submitted by the Compensation Committee of the Board of Directors:
Compensation Committee
Barry D. Koenemann
James E. San Filippo
Gary R. Parker
EXECUTIVE COMPENSATION
     The Company maintains a comprehensive compensation program. The compensation program is designed to attract and retain key employees, motivate the key employees to achieve and to reward key employees for superior performance. The overall design of the compensation programs strives to balance short and long-term performance goals, with the ultimate goal being the increase of shareholder value over the long term.
Changing Regulatory Environment
     In order to more fully understand the Compensation Committee’s decisions with respect to compensation during 2010 and 2011, the Committee believes it is beneficial to understand the changing regulatory context in which these decisions were made. In some cases, the regulatory changes clearly impacted the Compensation Committee’s decisions with respect to compensation paid to the named executive officers, while in other cases the regulatory changes simply required the committee to reconfirm its existing processes and procedures for determining executive compensation.
     Due to the Company’s participation in the Treasury’s Troubled Asset Relief Program (“TARP”) by participating in the Capital Purchase Program element of TARP, the Company and certain of our employees are subject to compensation related limitations and restrictions for the period that the company continues to participate in TARP. The TARP compensation limitations and restrictions include the following:

-	Except in limited circumstances, our five most highly compensated employees (as determined on an annual basis) are prohibited from receiving cash bonus payments during the TARP period. Each of our senior executive officers, was subject to this limitation during 2009 and 2010 and will be subject to the limitation during 2011.

-	Except in limited circumstances, our named executive officers and the next five most highly compensated employees (each as determined on an annual basis) will be prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

-	Our named executive officers and the next 20 most highly compensated employees will be subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statement or performance metrics. Further, no one in this group of employees can receive any tax gross-up payment during the TARP period.

-	We will be limited to an annual deduction of $500,000 with respect to the compensation paid to each of our named executive officers.
     The TARP rules further required the Company to adopt an “Excessive or Luxury Expenditure Policy.” Our board has complied with this requirement. It is the intent of our board that the policy remains in full force and effect for the duration of the TARP period. The policy covers, in particular, entertainment or events, office and facility renovations, aviation or other transportation services and other similar items, activities or events for which the company may reasonably anticipate incurring expenses. Pursuant to the policy, such expenditures shall be deemed to be prohibited excessive or luxury expenditures to the extent such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of the company’s business operations. All Company employees are required to comply with the policy. Our Chief Executive Officer and Chief Financial Officer are primarily accountable for adherence to the policy and for certifying that prior approval for any expenditure requiring such prior approval was properly obtained.
     In addition to the foregoing limitations and restrictions, the TARP rules and regulations will require the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by the Company, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a named executive officer. The risk assessments are intended to reduce the chance that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans, programs and arrangements.
     Similar to the required TARP semi-annual risk assessment, in late 2010, the Board of Governors of the Federal Reserve issued proposed guidance that set forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. Although the guidance is designated as proposed, the Federal Reserve has indicated that it expects current compliance with the guidance. The Federal Reserve’s framework focuses on balanced risk-taking incentives, compatibility with effective controls and risk management, and strong corporate governance.
     The Compensation Committee believes that an awareness and assessment of the impact of risk has always been, and will continue to be, a component of its analysis of executive compensation. As such, the committee recognizes the role of risk assessment in the overall processes and procedures for establishing such executive compensation. In this regard, the committee believes that the TARP semi-annual risk assessment and the Federal Reserve’s proposed rules will serve as a framework for reconfirming the appropriateness of the process and procedure the committee has previously followed in reaching its decisions with respect to compensation related matters.

2010 Summary Compensation Table

						All Other
Name and Principal		Salary		Bonus	Stock Awards	Compensation		Total
Position	Year	($) (1)		($)	($)	($) (2)		($)
Allan D. Ivie, IV, President and Chief Executive Officer of the Company	2010	215,165		0	92,000	1,144		308,309
	2009	0		0	0	0		0
	2008	0		0	0	0		0

Jerry S. Von Rohr, Vice Chairman of the Company	2010	309,631		0	0	37,743	(3)	347,374
	2009	322,851		0	0	41,333	(3)	405,517
	2008	309,688		125,000	0	35,038	(3)	469,726

Dale E. Oberkfell, Executive Vice President and Chief Financial Officer of the Company and Reliance Bank	2010	229,465		0	0	7,508	(4)	236,973
	2009	243,601		0	0	9,063	(4)	252,664
	2008	224,423		25,000	0	11,533	(4)	260,956

Daniel W. Jasper, President and Chief Executive Officer of Reliance Bank, FSB(5)	2010	186,581		0	0	4,430		191,011
	2009	202,334		0	0	5,100		207,434
	2008	23,250	(7)	0	40,200	0		63,450

David Mathews, President-Phoenix Market	2010	187,760		0	0	1,901		189,661
	2009	194,180		20,000		14,463		228,643
	2008	187,201		20,000	0	6,000		213,201

(1)	Salary amounts consist of payments received by the named executive officers during the fiscal year ended December 31.

(2)	“All Other Compensation” consists of the following: (i) for Mr. Von Rohr only, the use of an automobile owned by Reliance Bank; (ii) for Mr. Von Rohr and Mr. Mathews, club membership dues; (iii) for Mr. Jasper only, moving expenses; and (iv) for all named executive officers, Company matching contributions paid to the Company’s 401(k) plan on behalf of each named executive officer and any cellular phone expenses.

(3)	Includes director fees for serving as a member of the Board of Directors for the Company, Reliance Bank, and Reliance Bank, FSB.

(4)	Includes director fees for serving as a member of Reliance Bank’s Board of Directors.

(5)	Mr. Ivie was not employed by the Company in 2009 and 2008.

(6)	Includes $2,400 in director fees for serving as a member of Reliance Bank, FSB’s Board of Directors.

(7)	Mr. Jasper’s employment began effective October 31, 2008. Annualized, his salary would have been $195,000.00
     Compensation for Mr. Ivie, Mr. Von Rohr, Mr. Oberkfell and Mr. Jasper is set according to the terms of their employment agreement, more fully described in the “Employment Agreements” section below.
2010 Outstanding Equity Awards at Fiscal Year-End Table
     The following table reflects option awards outstanding as of December 31, 2010 for the named executive officers. The information below has been restated to reflect a two-for-one stock split in May 2004 and an additional two-for-one stock split in December 2006.

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options	Option
	Plan Under Which	(#)	(#)	Exercise	Option
	Options Were	Exercisable	Unexercisable	Price	Expiration
Name	Granted	(1)	(2)	($)	Date
Jerry S. Von Rohr (3)	2001 Incentive Stock Option Plan	300,000		5.00	01/17/11
	2001 Non-Qualified Stock Option Plan	16,000		4.25	10/17/11
	2001 Incentive Stock Option Plan	100,000		6.25	01/17/11
	2003 Non-Qualified Stock Option Plan	16,000		6.00	01/15/13
	2003 Incentive Stock Option Plan	80,000		6.94	01/15/13
	2003 Incentive Stock Option Plan	80,000		7.94	01/15/13
	2004 Non-Qualified Stock Option Plan	18,000		7.25	07/21/14
	2003 Incentive Stock Option Plan	40,000		10.00	01/15/13
	2007 Non-Qualified Stock Option Plan	10,000		16.50	05/16/17

		660,000

Dale E. Oberkfell	2003 Incentive Stock Option Plan	40,000		8.75	01/15/13
	2003 Incentive Stock Option Plan	60,000		10.00	01/15/13
	2005 Incentive Stock Option Plan	20,000		15.00	05/16/17
	2005 Incentive Stock Option Plan	20,000		15.00	07/18/17
	2005 Incentive Stock Option Plan	3,333	1,667	15.00	01/15/18
	2005 Incentive Stock Option Plan	4,000	8,000	7.50	01/20/19

		147,333	9,667

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options	Option
	Plan Under Which	(#)	(#)	Exercise	Option
	Options Were	Exercisable	Unexercisable	Price	Expiration
Name	Granted	(1)	(2)	($)	Date
Daniel W. Jasper	2005 Incentive Stock Option Plan	13,333	6,667	7.40	11/5/18

David Matthews	2005 Incentive Stock Option Plan	2,500		15.00	10/15/17
	2005 Incentive Stock Option Plan	10,000	5,000	7.50	01/20/19

		12,500	5,000

(1)	All options granted prior to 2006 pursuant to the above-referenced plans became fully vested in November 2005 by action of the Board of Directors.

(2)	Options granted under the 2007 Non-Qualified Stock Option Plan begin vesting June 1, 2008.

(3)	Options granted to Mr. Von Rohr under the Non-Qualified Stock Option Plans were granted to him for his services as a director of the Company.
     In addition to options set forth above, Allan D. Ivie, IV has been granted 75,000 shares of restricted stock under the Company’s 2010- Restricted Stock Plan which vest subject to TARP regulations.
     The following is a brief description of the material terms of the above-referenced plans:
     2001 Incentive Stock Option Plan: The 2001 Incentive Stock Option plan was approved by shareholders and expires on January 17, 2011. Key employees and officers who are full-time employees of the Company and its subsidiaries are eligible to receive grants to purchase Common Stock pursuant to this plan. Under the terms of the plan, the Company is authorized to grant options to purchase up to 800,000 shares of Common Stock. All options granted under the plan shall expire on January 17, 2011, unless earlier specified by the Board of Directors. Options issued to persons who own more than 10% of the voting shares expired under the terms of the plan on January 17, 2006. The material terms of this plan relating to options to purchase Common Stock are the same as those described above for the 1999 Incentive Stock Option Plan. Under this plan, the Board of Directors may grant participants Stock Appreciation Rights (rights to receive in exchange therefore payment by the Company of an amount equal to the excess of the fair market value of the shares subject to an option granted under the plan over the exercise price to acquire such shares). At the Board’s discretion, payment shall be made in shares of Common Stock, cash, or a combination thereof. Pursuant to action of the Board of Directors, no additional awards may be granted under this plan.
     2001 Non-Qualified Stock Option Plan: The 2001 Non-Qualified Stock Option Plan was approved by the Board of Directors on October 17, 2001. Directors and advisory directors of the Company and its subsidiaries are eligible to receive awards under this plan in the form of options to purchase Common Stock of the Company. The exercise price of options granted under this plan was, according to the terms of the plan, $4.25 per share of Common Stock, with a total of 180,000 shares available for issuance under the plan. Any option granted under this plan was immediately exercisable on the date of grant as long as such grantee had served as a director or advisory director for at least two years and such grantee holds Common Stock equal to the number of option shares granted under the plan. Options granted under this plan expire on October 17, 2011. Awards made under this plan are not assignable. If a participant ceases to be director by reason other than death or dismissal for cause, any outstanding award under the plan that has vested shall be exercisable within one year after severance or until expiration as provided by the plan, whichever is sooner unless the Board otherwise determines. If the participant shall die while serving as director or advisory director of the Company or any subsidiary, any award granted under the plan shall become fully vested and shall be exercisable by the participant’s estate or beneficiary within three years after the participant’s death or until expiration pursuant to the plan.

     2003 Incentive Stock Option Plan: The 2003 Incentive Stock Option plan was approved by shareholders and expires on January 15, 2013. Key employees and officers who are full-time employees of the Company and its subsidiaries are eligible to receive grants to purchase Common Stock pursuant to this plan. Under the terms of the plan, the Company is authorized to grant options to purchase up to 800,000 shares of Common Stock. All options granted under the plan shall expire on January 15, 2013, unless earlier specified by the Board of Directors. Options issued to persons who own more than 10% of the voting shares shall expire under the terms of the plan on January 15, 2008. The material terms of this plan relating to options to purchase Common Stock are the same as those described above for the 1999 Incentive Stock Option Plan and relating to Stock Appreciation Rights, the same as those described above for the 2001 Stock Incentive Plan. Pursuant to action of the Board of Directors, no additional awards may be granted under this plan.
     2003 Non-Qualified Stock Option Plan: The 2003 Non-Qualified Stock Option Plan was approved by the Board of Directors on January 15, 2003. Directors and advisory directors of the Company and its subsidiaries are eligible to receive awards under this plan in the form of options to purchase Common Stock of the Company. The exercise price of options granted under this plan was, according to the terms of the plan, $6.00 per share of Common Stock with a total of 240,000 shares authorized for issuance under the plan. Vesting of options awarded under this plan shall be delayed until the following conditions are satisfied: (i) any participant shall have served as director or advisory director for the Company or its subsidiaries for at least two years; (ii) the participant holds Common Stock equal to the number of option shares granted under the plan; and (iii) the participant attends a specified number of meetings of the directors or advisory directors. Options granted under this plan expire on January 15, 2013. The material terms of this plan relating to options to purchase Common Stock are the same as those described above for the 2001 Non-Qualified Stock Option Plan.
     2004 Non-Qualified Stock Option Plan: The 2004 Non-Qualified Stock Option Plan was approved by the Board of Directors on July 21, 2004. Directors and advisory directors of the Company and its subsidiaries are eligible to receive awards under this plan in the form of options to purchase Common Stock of the Company. The exercise price of options granted under this plan was, according to the terms of the plan, $7.25 per share of Common Stock, with a total of 240,000 shares available for issuance under the plan. Options granted under this plan expire on July 21, 2014. The material terms of this plan relating to options to purchase Common Stock are the same as those described above for the 2003 Non-Qualified Stock Option Plan.
     2005 Incentive Stock Option Plan: The 2005 Incentive Stock Option plan was approved by shareholders. Key employees and officers who are full-time employees of the Company and its subsidiaries are eligible to receive grants to purchase Common Stock pursuant to this plan. Under the terms of the plan, the Company is authorized to grant options to purchase up to 800,000 shares of Common Stock. Options granted under the plan shall expire ten years after the date of grant, unless earlier specified by the Board of Directors. Options issued to persons who own more than 10% of the voting shares shall expire five years after the date of grant. The material terms of this plan relating to options to purchase Common Stock are the same as those described above for the 1999 Incentive Stock Option Plan and relating to Stock Appreciation Rights, the same as those described above for the 2001 Stock Incentive Plan.
     The Company also maintains a 2005 Non-Qualified Stock Option Plan. While no named executive officer received grants under this plan, following are the material terms of such plan:
     2005 Non-Qualified Stock Option Plan: The 2005 Non-Qualified Stock Option Plan was approved by the Board of Directors on August 1, 2005. Directors and advisory directors of the Company and its subsidiaries are eligible to receive awards under this plan in the form of options to purchase Common Stock of the Company. The exercise price of options granted under this plan is $0.75 per share above the fair market value on the date of grant, according to the terms of the plan, with a total of 100,000 shares available for issuance under the plan. Options granted under this plan expire on August 1, 2015. The material terms of this plan relating to options to purchase Common Stock are the same as those described above for the 2003 Non-Qualified Stock Option Plan.
     2007 Non-Qualified Stock Option Plan: The 2007 Non-Qualified Stock Option Plan was adopted by the Board of Directors on May 16, 2007. Directors and advisory directors of the Company and its subsidiaries are eligible to receive awards under this plan in the form of options to purchase Common Stock of the Company. The exercise price of options granted under this plan is $1.50 per share above the fair market value on the date of the grant, according to the terms of the plan, with a total of 200,000 shares available for issuance under the plan. Options under this plan expire on May 16, 2017. The material terms of this plan relating to options to purchase Common Stock are the same as those described above for the 2003 Non-Qualified Stock Option Plan.
     2010 Restricted Stock Plan: The 2010 Restricted Stock Plan is administered by the Compensation Committee of Reliance Bancshares, Inc. The plan was created to promote the long-term financial success of the Company to attract, retain and reward individuals who can and do contribute to such success and to further align their interests with those of the Company’s shareholders. The effective date of the Plan was March 23, 2010. The maximum number of shares of Stock that may be awarded to Participants and their beneficiaries in the aggregate under the Plan is 500,000 shares of Stock. The types of awards that may be granted under the Plan include (a) Restricted Stock and (b) Restricted Stock Units. A Restricted Stock Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives. In addition, a Restricted Stock Award may be granted to a Director or employee by the Committee in lieu of any compensation due to such Director or employee. A Restricted Stock Unit Award is an Award evidencing the right of the recipient to receive an equivalent number of shares of Stock on a specific date or upon the attainment of pre-established performance goals, objectives, and other conditions specified by the Committee. A Restricted Stock Unit Award may be granted to a Director or employee by the Committee in lieu of any compensation due to such Director or employee. Restricted Stock Unit Awards may be settled in shares of Stock, cash or a combination thereof, as may be determined by the Committee.
     Employment Agreements
     Jerry S. Von Rohr
     Mr. Von Rohr serves as Vice Chairman of the Company and Executive Vice President of Reliance Bank and Reliance Bank, FSB. Mr. Von Rohr’s employment will terminate September, 2012, according to his contract.
     Pursuant to the terms of his employment agreement executed in 1998, as amended, Mr. Von Rohr serves as Chairman, President and Chief Executive Officer of the Company for consecutive three-year periods, which began September 1, 2002, unless the Company or Mr. Von Rohr terminates by giving written notice to the other not less than 60 days before September 1 of each year.
     According to his employment agreement, Mr. Von Rohr shall receive (i) a salary of not less than $135,000 per year and each year thereafter to reflect the increase in the Consumer Price Index for All Urban Consumers; (ii) any increases granted by the Board of Directors from time to time; (iii) fees paid for services as a director of any entity; (iv) such bonus, if any, as may be awarded by the Board of Directors or Board committee; (v) reimbursement of reasonable travel and other work-related expenses; and (vi) participation in any health, disability, life insurance, stock option plan employee benefit plan, profit-sharing plan and retirement plan programs that are generally available to all employees.
     In the event of a change in control, as defined in his employment agreement, Mr. Von Rohr’s employment agreement may be terminated by either party giving six months written notice to the other. There are no provisions for post-termination or change in control payments.
     Mr. Von Rohr is also subject to non-compete and non-disclosure obligations pursuant to his employment agreement.
     In June 1999, Mr. Von Rohr’s employment agreement was assigned by the Company to Reliance Bank, its subsidiary. Mr. Von Rohr also serves as Chairman, President and Chief Executive Officer of Reliance Bank on the same terms and conditions.
     In December 2005, the Compensation Committee agreed to the following terms governing certain elements of Mr. Von Rohr’s compensation through 2008: (i) in 2005, he received a cash bonus of $150,000; (ii) his base compensation for 2006, 2007 and 2008 is set at $250,000, $275,000 and $300,000, respectively. Furthermore, for 2006 through 2008, Mr. Von Rohr was able to receive options to purchase a minimum of 10,000 shares and a maximum of 60,000 shares of Common Stock (adjusted to reflect the December 2006 two-for-one stock split). The Compensation Committee, in its discretion, may elect to award him cash bonuses in lieu of these options to purchase Common Stock.

     For 2009, the Compensation Committee established Mr. Von Rohr’s base salary at $325,000 for the year. Mr. Von Rohr did not receive any options to purchase shares of Common Stock during 2010.
     Dale E. Oberkfell
     Mr. Oberkfell serves as Executive Vice President and Chief Financial Officer of the Company and as President and Chief Operating Officer of Reliance Bank according to the terms of his employment agreement. Mr. Oberkfell’s employment with the Company and Reliance Bank will continue unless terminated by any party.
     As consideration for his employment, Mr. Oberkfell is paid a minimum base salary of $188,000 per year, subject to the Board’s review. Mr. Oberkfell is eligible for a bonus each year, as determined by the Board and in accordance with any TARP regulations. Upon commencement of his employment, Mr. Oberkfell was granted options to purchase the Company’s Common Stock, and under the terms of the agreement, he will be granted the following options to purchase additional Common Stock: (i) an option to purchase 20,000 shares of Common Stock at the beginning of his third year of employment with the Company at fair market value on the date of grant; and (ii) an option to purchase 20,000 shares of Common Stock when the Company has consolidated assets in excess of $1 billion at fair market value on the date of grant. If Mr. Oberkfell’s employment is terminated by the Company or Reliance Bank without cause or by him for good reason, as defined in the agreement, or by reason of his death or disability, all outstanding options will become fully vested and exercisable for no less than 90 days following such termination.
     Mr. Oberkfell is entitled to the same employee benefits, including life insurance, health and disability benefits, and any additional benefits that the Company makes available for senior executive officers and is reimbursed for reasonable business expenses.
     In the event that a change in control, as defined in this employment agreement, had occurred during the first two years of his employment and Mr. Oberkfell was not retained under an employment agreement lasting at least 18 months by the acquiring party in a comparable position at his then-current compensation, he would have been entitled to receive a lump sum payment equal to the lesser of (i) 2.99 times his average annual compensation for his employment period; or (ii) the maximum amount that the Company and Reliance Bank could have paid him without being subject to the imposition of any additional tax under Section 280G of the Internal Revenue Code, as amended. If there is a change in control during Mr. Oberkfell’s third year of employment, and he is not retained as described above, Mr. Oberkfell will be entitled to receive a lump sum payment equal to the lesser of (i) 1.5 times his average annual compensation; or (ii) the maximum amount as stated in (ii) above.
     The Company may terminate Mr. Oberkfell’s employment at any time upon 30 days prior written notice. If his employment is terminated for cause, as defined in the agreement, he will receive his compensation through the end of the 30-day notice period. If his employment is terminated by reason of his death or disability, Mr. Oberkfell’s compensation and benefits will cease. If Mr. Oberkfell’s employment is terminated by the Company without cause or he terminates for good reason, as defined in the agreement, he will be entitled to receive a lump sum payment equal to one of the following multiples (as applicable) of his aggregate compensation from the Company and Reliance Bank during the 12-month period preceding the termination of his employment: (i) if termination had occurred less than one year after his employment commenced, the multiplier would have been 2.99; (ii) if termination would have occurred one year or more but less than two years after his employment commenced, the multiplier would have been 2.0; (iii) if termination occurs two years or more but less than three years after his employment commenced, the multiplier will be 1.5; (iv) if termination occurs more than three years but less than five years after his employment commenced, the multiplier will be 1.0; and (v) if termination occurs five years or more after his employment commenced, he shall not receive any payment.
     Mr. Oberkfell is also subject to non-compete and non-disclosure obligations pursuant to his employment agreement.

     Post-Termination/Change-in-Control Payments
     Mr. Oberkfell is entitled to receive certain payments upon termination of his employment depending on the triggering termination event, as described in the “Employment Agreements” section above. The following is a description of the triggering events:
     Cause: Pursuant to Mr. Oberkfell’s employment agreement, the term “cause” with respect to an employee shall mean: (i) the employee is engaged in conduct that is materially damaging or detrimental to the Company or Reliance Bank; (ii) the employee has acted with personal dishonesty in connection with the performance of his duties as an employee of the Company or Reliance Bank or has breached his fiduciary duty to either; (iii) the employee has willfully violated any law, rule or regulation (other than routine traffic violations or similar offenses), which is materially damaging or detrimental to the Company or Reliance Bank; (iv) the employee is convicted, or enters a plea of guilty or no contest to, a felony or to any other crime involving moral turpitude or engages in actions which subject him to discipline by banking industry regulators; or (v) the employee is found to have prohibited or regulated substances in his system or is impaired by alcohol while working.
     Change in Control: Under the terms of his employment agreement, a “change in control” shall be deemed to have occurred if: (i) any person (other than the Company or any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes the beneficial owner, director or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities; (ii) if the Company then has a classified Board of Directors, during any period of 24 consecutive months (or the time period between any three annual meetings of the shareholders where directors are elected, if longer), individuals who at the beginning of such period constitute the Board of Directors of the Company, plus any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i), (iv) or (v) of this definition) whose appointment by the Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company; (iii) if the Company does not then have a classified Board of Directors, during any period of 12 consecutive months (or the time period between any two annual meetings of the shareholders where directors are elected, if longer), individuals who at the beginning of such period constitute the Board of Directors of the Company, plus any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i), (iv) or (v) of this definition whose appointment by the Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company; (iv) the Company consummates a merger or consolidated of the Company with any other entity other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person acquires more than 50% of the combined voting power of the Company’s then-outstanding voting securities; or (v) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
     Good Reason: According to his employment agreement, an employee shall be deemed to have “good reason” to terminate his employment in the event that (i) the employee’s base salary was reduced by more than 10%, unless the employee consents; (ii) the employee’s participation in bonus or benefits plans is materially reduced, other than due to modifications made to employees generally; (iii) the employee is required to relocate his primary place of business to a location greater than 25 miles from the Company’s principal executive offices or his place of employment, without his consent; or (iv) employee’s responsibilities, title and status are materially reduced without his consent.

     Long-Term Disability: Mr. Oberkfell’s employment agreement states that an employee shall be deemed to have commenced a “long-term disability” (referred to throughout this section as “disability”) if (i) the employee cannot perform the essential functions of his employment position, with or without reasonable accommodation for his disability; or (ii) the employee cannot perform the essential functions of his employment position without an accommodation that would be an undue hardship for the Company to provide, which condition is expected to continue for at least six months.
     Allan D. Ivie, IV
     Mr. Ivie serves as President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank in accordance with his employment agreement. The initial term of his employment commenced June 23, 2010 and extends through January 3, 2013; provided that beginning February 1, 2012, the term shall be extended for one additional month on the first day of each calendar month, unless either party gives written notice of intent not to extend further. Either party may terminate the agreement without Cause or Good Reason (as defined) at the end of the initial term by giving written notice at least 60 days prior to January 3, 2013.
     Mr. Ivie’s base salary is $425,000 per year, which amount increases to $446,000 per year effective January 1, 2012. He is not eligible for any bonuses as long as TARP regulations are applicable, after which time he will be eligible for such bonuses as the Company’s Compensation Committee and Board of Directors may award.
     Mr. Ivie has received a restricted stock award of 75,000 with two-year cliff vesting subject to TARP regulations. He is entitled to additional restricted stock awards on January 1, 2012 of the lesser of 65,000 shares or the maximum number allowed by TARP regulations.
     Mr. Ivie is entitled to the same fringe benefits provided other senior executive officers, including life insurance, health and disability benefits and reimbursement for reasonable business expenses. In addition, the Company pays certain club dues for him.
     Mr. Ivie is also subject to non-compete and non-disclosure obligations pursuant to his employment agreement.
PROPOSAL 4 REQUIRING YOUR VOTE
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
     The Emergency Economic Stabilization Act of 2008 (“EESA”) included a provision requiring Treasury Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the program remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. The Securities and Exchange Commission recently promulgated rules implementing this requirement of EESA. This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s shareholders. Pursuant to Section 111(e) of EESA and the recently promulgated rules, the shareholder vote is not binding on the Board of Directors and may not be construed as overruling any decision by the participant’s Board of Directors.
     The overall objectives of the Company’s compensation decisions have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals.
     Accordingly, because we are a participant in the TARP program, the following resolution is submitted for shareholder approval:
     RESOLVED, that Reliance Bancshares, Inc.’s shareholders approve its executive compensation, as set forth in the section captioned “Executive Compensation,” contained in the Company’s proxy statement for the 2011 Annual Meeting.

     Your vote is advisory and will not be binding upon the Board of Directors. However, the Board will take into account the outcome of the vote when considering future compensation decisions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL.
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
     The Company and its Banks have conducted, and expect to continue the practice of conducting, banking transactions in the ordinary course of business with their directors, executive officers, employees, and affiliates or family members of those entities, including but not limited to corporations, limited liability companies, partnerships or other organizations in which directors and executive officers have or will have a controlling interest, on substantially the same terms (including pricing, collateral requirements, interest rates and term length) as those then existing at the time and offered to unrelated parties. The Company does not expect these banking transactions to present more than the normal risk of collectability nor present other unfavorable terms to the Company and the Banks. Any loans made to this group of persons or entities comply with Regulation O as promulgated by the Federal Reserve Board, which includes limiting the aggregate amount that can be loaned to the Banks’ directors and executive officers in their individual capacities, complying with the Banks’ lending policies and statutory lending limits, and directors having a personal interest in a loan application recusing themselves from voting on its approval.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely upon its review of the forms it received and written representations from reporting persons, the Company believes that during the year ended December 31,2010, all filing requirements applicable to officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the Securities Exchange Act of 1934, as amended, were satisfied in a timely manner.
OTHER MATTERS
     The Board of Directors is not aware of any other matters which will be presented for consideration at the meeting. However, the proxies may be voted with discretionary authority with respect to any other matter that may properly come before the meeting.
SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
     Proposals by shareholders intended to be presented at the Company’s 2012 Annual Meeting of Shareholders must be received by the Company not later than December 31, 2011, for consideration for inclusion in the proxy statement relating to that Meeting.
     The By-Laws of the Company include provisions requiring advance notice of a shareholder’s nomination of members of the Board of Directors. To be timely such notice must be received by the Corporate Secretary of the Company not more than 90 days and not less than 60 days before the date of the 2012 Annual Meeting of Shareholders, or by the 10th day following the day on which public disclosure of the annual meeting date was made. Any request proposal made after such date will be considered untimely.

April 6, 2011	Allan D. Ivie, IV
President and Chief Executive Officer
Reliance Bancshares, Inc.

APPENDIX A
AMENDMENT OF ARTICLES OF INCORPORATION
OF
RELIANCE BANCSHARES, INC.
HONORABLE ROBIN CARNAHAN
SECRETARY OF STATE
STATE OF MISSOURI
JEFFERSON CITY, MISSOURI 65101
     Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
SECTION 1
     The present name of the Corporation is Reliance Bancshares, Inc., which is the name under which it was originally organized.
SECTION 2
     An amendment to the Corporation’s Articles of Incorporation was adopted by the Shareholders on May 3, 2011.
SECTION 3
     Article Three of the Articles of Incorporation is amended to read as follows:
     The aggregated number, class and par value, if any, of shares which the corporation shall have authority to issue shall be:
     Two Hundred Fifty Million (250,000,000) Class A Common Shares, $0.25 par value each and Two Million (2,000,000) Preferred Shares, no par value.
     The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:
     Each share of Class A common stock shall be voting stock, with each share entitled to one (1) vote and each share of Class A common stock shall have equal dividend rights and liquidation preferences.
     The Board of Directors may issue, in one or more class or series, shares of Preferred Stock with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors.
     Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of Preferred Shares, the number of shares of stock of any such class or series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such class or series then outstanding) by a resolution adopted by the Board of Directors.

     Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of Preferred Shares, Preferred Shares redeemed or otherwise acquired by the corporation shall assume the status of authorized but unissued Preferred Shares, shall be unclassified as to class or series and any thereafter, subject to the provisions of this Article Three and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such class or series of Preferred Shares, be reissued in the same manner as other authorized but unissued Preferred Shares.
SECTION 4
     Of the 22,481,804 shares outstanding 22,481,804 of such shares were entitled to vote on such amendment. The number of outstanding shares of any class entitled to vote thereon as a class were as follows: Class A Common, Number of shares outstanding 22,481,804. The number of Class A Common shares voted for such amendment was                     , and the number of Class A Common shares voted against such amendment was                     .
SECTION 5
     If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the value of issued shares of that class., the following is a statement of the manner in which such reduction shall be effected: In applicable.
[remainder of page left intentionally blank — signature page follows]

     IN AFFIRMATION THEREOF, the facts stated above are true and correct:
     (The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

By:
Name:
Title:
Date:

defl4a

RELIANCE BANCSHARES, INC.
10401 Clayton Road
Frontenac, Missouri 63131
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby appoints Allan D. Ivie, IV and Fortis M. Lawder, and each of them, with or without the other, attorneys and proxies, with full power of substitution, to vote all of the shares of Class A Common Stock, $0.25 par value, of Reliance Bancshares, Inc. which the undersigned is entitled to vote at the Thirteenth Annual Meeting of Shareholders of said Company to be held at the Frontenac Hilton, 1335 South Lindbergh Boulevard, Saint Louis, Missouri 63131, on Tuesday, May 3, 2011, at 6:00 p.m., local time, and at any adjournments thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Corporation’s proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Shareholders.
A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.
1.	Election of four (4) Class III Directors listed below, for terms of three (3) years each or until their successors shall have been duly elected and qualified;

☐	For all nominees listed below (except as marked to the contrary).	☐	Withhold Authority to vote for tall nominees listed below.

Class III -	Messrs. Robert M. Cox, Jr., Jerry S. Von Rohr, Gary R. Parker and Barry D. Koenemann
To withhold authority to vote for any individual nominee, write that person’s name below:

2.	Amendment to the Company’s Articles of Incorporation to increase the number of shares of Class A Common Stock, par value $0.25, the Company is authorized to issue from 40,000,000 shares to 250,000,000.
                     ☐ For                           ☐ Against                 ☐ Abstain
3.	Ratification of the appointment of Cummings, Ristau & Associates, P.C. as independent certified public accountants for the fiscal year ending December 31, 2011:
                     ☐ For                           ☐ Against                 ☐ Abstain
4.	Approval of a non-binding advisory proposal on compensation of certain executive officers:
                     ☐ For Approval           ☐ Against                 ☐ Abstain
5.	On any other matter that may be submitted to a vote of the shareholders.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management.
(YOU ARE REQUESTED TO COMPLETE, SIGN, AND
RETURN THIS PROXY PROMPTLY)

Dated: , 2011	Please Print Name(s)

Signature	IMPORTANT: Please sign this proxy and sign exactly as your name(s) appears on your stock certificate. If stock is held jointly, signature should include both names. Personal Representatives, administrators, trustees,